Consent of Independent Certified Public Accountants


The Board of Directors and Stockholders
Specialized Health Products International, Inc.:


We consent to incorporation by reference in the Registration Statement (No. 333-23535) on Form S-3 of Specialized Health Products, Inc. of our report dated February 2, 1996, relating to the consolidated statements of operations, stockholders' equity, (deficit), and cash flows of Specialized Health Products International, Inc. for the year ended December 31, 1995, and for the period from November 19, 1993 (date of inception) to December 31, 1995, which report appears in this Form 10-K of Specialized Health Products International, Inc.


                                                     /s/ KPMG Peat Marwick LLP


                                                        KPMG Peat Marwick LLP
Salt Lake City, Utah
March 31, 1998